UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2018

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1943 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2018,  National Bank Holdings Corporation (the “Company”) announced that Brian F. Lilly, the Company’s Executive Vice President, Chief Financial Officer; Chief of M&A and Strategy will retire from the Company on March 1, 2019.  Mr. Lilly will continue to serve in his current role through August 10, 2018 (the “Transition Date”) and thereafter will serve in a non-executive role with the Company through March 1, 2019 to ensure an orderly and effective transition of his duties and responsibilities.  The Company also announced that Aldis Birkans, the Company’s Senior Vice President, Treasurer, will become the Company’s Executive Vice President, Chief Financial Officer on August 10, 2018.

On May 2, 2018, the Company entered into a transition agreement (the “Lilly Transition Agreement”) with Mr. Lilly, which will become effective as of the Transition Date. Under the Lilly Transition Agreement, Mr. Lilly will receive a base salary of $240,000 and be eligible for a prorated annual cash incentive payment pursuant to the terms of the Company’s annual cash incentive plan for the 2018 calendar year based on actual performance and the number of days elapsed in 2018 through the Transition Date. Mr.  Lilly is subject to non-competition and non-solicitation covenants (as further specified in the Lilly Transition Agreement) for a six-month period following the termination of his employment for any reason and a one-year period following the termination of his employment following a change in control of the Company. Mr. Lilly will also be eligible for a lump sum cash payment of $500,000 in the event of a change in control of the Company during the period commencing on the Transition Date and ending on the March 1, 2019, subject to his continued employment with the Company through such change in control.  Mr. Lilly’s current employment agreement and compensation thereunder will remain in effect through the Transition Date. The foregoing description of the Lilly Transition Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

On May 2, 2018, the Company also entered into an employment agreement with Aldis Birkans (the “Birkans Employment Agreement”) to serve as Executive Vice President, Chief Financial Officer, which agreement will become effective on the Transition Date. He will also serve as the Company’s principal financial officer as of the Transition Date.  Mr. Birkans, age 44, has served as the Senior Vice President, Treasurer of the Company since August 2011. Prior to joining the Company, Mr. Birkans was a Vice President, Assistant Treasurer of M&I Bank for five years and also previously worked at Citigroup as Senior Vice President, Corporate and Investment Banking Treasury.

The terms of the Birkans Employment Agreement provide for an initial term commencing on August 10, 2018 through December 31, 2018, which will automatically renew for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term, a base salary of $300,000 and a target bonus opportunity of 50% of base salary for the 2018 fiscal year, and a target bonus opportunity of 55% of base salary for fiscal years thereafter.  If Mr. Birkans is terminated by the Company without cause or if Mr. Birkans resigns with good reason (each, a “qualifying termination”), then, subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Birkans will be entitled to receive (a) one times (two times, in the case of a qualifying termination within two years following a change in control) the sum of his base salary and the greater of his target annual bonus and actual bonus for the previous year, and (b) a prorated bonus for the year of termination.

The Birkans Employment Agreement also restricts Mr. Birkans from competing with or soliciting employees or customers of the Company during their employment with the Company and for either (a) two years following the executive’s termination of employment, in the case of a qualifying termination within two years following a change in control, or (b) one year following the executive’s termination of employment, in the case of all other terminations of employment. The foregoing description Birkans Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, a copy of which is filed as Exhibit 10.2 and incorporated herein by reference. In connection with the transition, Mr. Birkans also received an equity award valued at $85,000 in the form of restricted stock and options with a grant date of May 2, 2018, which awards will vest in three equal installments on each anniversary of April 28, 2018, subject to Mr. Birkans’ continued employment with the Company.

Mr. Birkans currently has a mortgage loan with the Company’s wholly-owned subsidiary, NBH Bank. This loan was made in the ordinary course of business, was made on substantially the same terms (including interest rates and collateral) as comparable transactions with non-affiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

The press release issued by the Company is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Transition Agreement, dated May 2, 2018 by and between Brian F. Lilly and the Company
10.2	Employment Agreement, dated May 2, 2018 by and between Aldis Birkans and the Company
99.1	Press release, dated May 2, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

	By:	/s/ Zsolt K. Besskó
		Name:	Zsolt K. Besskó
		Title:	Chief Administrative Officer & General Counsel

Date: May 2, 2018